UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 4, 2013

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of

Certain Officers; Compensatory Arrangements of Certain Officers.

(c)(e) On June 4, 2013, CBS Corporation (“CBS” or the “Company”) entered into a new employment agreement (the “Agreement”) with Joseph R. Ianniello naming him the Company’s Chief Operating Officer and extending the term of his employment to June 3, 2018. In addition to his new duties, Mr. Ianniello will continue to have oversight of all of the Company’s financial operations.  The Agreement provides for the following modifications from his prior employment agreement:

Annual Cash Compensation.  Mr. Ianniello’s annual base salary will be $2.5 million and his target bonus for each calendar year will be 300% of his base salary as in effect on November 1st of the calendar year.  Mr. Ianniello’s salary will continue to be subject to an annual review and may be increased from time to time.

Equity Awards.

Restricted Stock Units.  On June 4, 2013, the date of execution of the Agreement, Mr. Ianniello received a grant of restricted stock units (“RSUs”) with the number of RSUs determined by dividing $1.5 million by the closing price of the Company’s shares of Class B Common Stock (the “Class B Shares”) on the grant date (the “2013 RSU Grant”).  On the same date that CBS makes annual equity grants to its other senior executives in each of 2014, 2015 and 2016, but in no event later than February 28th of each such calendar year (the “Annual Grant Date”), Mr. Ianniello will receive a grant of RSUs.  The number of RSUs granted in 2014 will be determined by dividing $4 million by the closing price of the Class B Shares on the grant date (the “2014 RSU Grant”).  The number of RSUs granted in each of 2015 and 2016 will be determined by dividing $7 million by the closing price of the Class B Shares on the grant date of the 2013 RSU Grant (respectively, “2015 RSU Grant” and “2016 RSU Grant”).  Each grant of RSUs will vest in four equal installments.

Stock Options.  Mr. Ianniello will receive a grant of stock options to purchase Class B Shares on June 10, 2013, the third trading day following public announcement of the Agreement, having a value equal to $6.5 million (the “2013 Option Grant”).  On the Annual Grant Date in 2014, Mr. Ianniello will receive a grant of stock options to purchase Class B Shares having a value equal to $4 million (the “2014 Option Grant”).  The stock options will have an exercise price equal to the closing price of the Class B Shares on their respective grant dates and will vest in four equal installments.

Annual Equity Awards.  Beginning with calendar year 2014, Mr. Ianniello will also be eligible to receive annual awards under the Company’s long-term incentive plan, as determined by the Compensation Committee of the Board of Directors of the Company, with a target value equal to $7 million.

Benefits.  Mr. Ianniello will be eligible to participate in the Company’s employee benefit plans and programs available to the Company’s President and Chief Executive Officer with certain exceptions.

Termination Payments.  Similar to his prior employment agreement, in the event that the Company terminates his employment without “cause” or if he resigns his employment for “good reason” (each as specifically defined in the Agreement), Mr. Ianniello will be entitled to receive severance payments, benefits and acceleration of unvested equity awards.  In the event of a termination without cause or good reason prior to the grant dates of any of the 2013 RSU Grant, 2013 Option Grant, 2014 Option Grant, 2014 RSU Grant, 2015 RSU Grant or 2016 RSU Grant, Mr. Ianniello will also receive a cash payment equal to the sum of the grant values of the corresponding grants to the extent such grants have not yet been made (the “Additional Grants Payment”).  In the event that Mr. Ianniello’s employment with CBS has not been renewed on the expiration date of the employment term, in certain circumstances he will receive certain severance payments, benefits and acceleration of unvested equity awards.  Mr. Ianniello’s receipt of the termination payments in each of the circumstances described above is subject to Mr. Ianniello’s delivery of a general release to CBS.  In the event Mr. Ianniello’s employment terminates due to death or disability, he (or his beneficiary or estate in the case of death) will be entitled to receive certain payments, including the Additional Grants Payment, and acceleration of unvested equity awards.  If Mr. Ianniello voluntarily resigns without good reason or his employment is terminated by the Company for cause, he will not be entitled to receive any severance payments, benefits or acceleration of unvested equity awards.

Restrictive Covenants.  Mr. Ianniello will continue to be subject to certain restrictive covenants, including those imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company’s ownership of work product, including for specified periods following termination of employment.  In the event of breach of any such provisions by Mr. Ianniello, the Agreement provides the Company equitable relief, including injunctive relief, and other legal remedies.

A copy of the press release announcing Mr. Ianniello’s new position is attached hereto as Exhibit 99 and is incorporated herein by reference.  Information with respect to Mr. Ianniello’s transactions with related persons required by this item was previously reported in the Company’s proxy statement for the Annual Meeting of Stockholders of CBS Corporation filed with the Securities and Exchange Commission on April 12, 2013 (the “Proxy Statement”) under the caption “Related Person Transactions—Other Related Person Transactions.”

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.      The following Exhibit is filed as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit

99	Press Release of CBS Corporation, dated June 5, 2013, regarding Joseph Ianniello

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

		By:	/s/ Louis J. Briskman
			Name:	Louis J. Briskman
			Title:	Executive Vice President and
General Counsel

Date:	June 7, 2013

Exhibit Index

Exhibit Number	Description of Exhibit

99	Press Release of CBS Corporation, dated June 5, 2013, regarding Joseph Ianniello